Exhibit 99.1

[Company Logo]

NEWS RELEASE	CONTACT:
Jennifer M. Davis
FOR IMMEDIATE RELEASE	Sr. Manager, Investor Relations
March 2, 2004	212-697-1976
IR@mgipharma.com

MGI PHARMA ANNOUNCES CLOSING OF PRIVATE PLACEMENT OF

CONVERTIBLE NOTES AND OPTION EXERCISE

MINNEAPOLIS, March 2, 2004 — MGI PHARMA, INC. (Nasdaq: MOGN) today announced that it has closed the previously announced private placement of MGI PHARMA’s senior subordinated convertible notes due 2024 and the exercise by the placement agents of their option to purchase approximately $35 million gross proceeds of additional notes. Total gross proceeds from the offering to MGI PHARMA were approximately $260 million.

The notes will be initially convertible, under certain circumstances, into MGI PHARMA common stock at a conversion rate of 11.8821 shares per each $1,000 of principal amount at maturity of the notes (or an initial conversion price of approximately $62.92 per share based on an initial issue price of $747.62 per note), subject to adjustment on the occurrence of certain events. The initial conversion price represents a 30 percent premium over the closing price of MGI PHARMA common stock on February 25, 2004, which was $48.40 per share. The notes will bear cash interest at a rate of 2.25 percent per annum until March 2, 2011.

Of the net proceeds, the company has used approximately $17 million to acquire U.S. government securities that will be pledged as collateral for the payment of the first six scheduled interest payments on the notes. The company intends to use the balance of the net proceeds from the offering to continue development of its business, including potential product and product candidate acquisitions, potential acquisitions of complementary companies or businesses and general corporate purposes. Pending such uses, the company intends to invest the net proceeds in interest bearing, marketable securities.

The offering was made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the 1933 Act). Neither the notes nor the common stock issuable upon conversion of the notes will be registered under the 1933 Act, or under the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States, absent registration or an applicable exemption from registration requirements. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described in this release and shall not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA’s product candidates to be proven safe and effective in humans, to receive marketing authorization from regulatory authorities, and to ultimately compete successfully with other therapies; continued sales of MGI PHARMA’s marketed products; development or acquisition of additional products; reliance on contract manufacturing; changes in strategic alliances; continued access to capital; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its most recently filed Form 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.

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